Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated March 4, 2022, relating to the financial statements of Genelux Corporation as of December 31, 2021 and 2020 and for the years then ended (which report contains an explanatory paragraph describing conditions that raise substantial doubt about Genelux Corporation’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.

Los Angeles, California

June 24, 2022